NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS SOLID FIRST HALF UNDERLYING RESULTS;
FOREIGN EXCHANGE TEMPERS FULL YEAR GROWTH OUTLOOK

Louisville, KY, December 3, 2014 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its second quarter and the first half of fiscal 2015 ended October 31, 2014. The company grew reported net sales1 5% to $1,135 million in the second quarter (+7% on an underlying basis2). Reported operating income decreased 3% in the quarter to $303 million (+5% on an underlying basis). Foreign exchange negatively impacted reported operating income growth by ten percentage points in the quarter. Diluted earnings per share of $0.97 grew 1% in the quarter compared to $0.96 in the prior year period. For the first six months of the fiscal year, reported net sales increased 4% (+5% on an underlying basis), reported operating income decreased 1% (+6% on an underlying basis), and diluted earnings per share increased 3% to $1.67.

Paul Varga, the company’s chief executive officer said, "Brown-Forman's top-tier underlying results in the first half were roughly in-line with our expectations, despite the backdrop of a tough trading environment for our industry.  As anticipated, underlying net sales growth accelerated in our second quarter, and we believe that underlying trends remain favorable as we head into the important holiday selling season."

Varga added, "While we have updated our guidance to reflect the significant impact expected from adverse foreign exchange, we still anticipate growing both underlying net sales and underlying operating income within the range provided in our original full-year outlook."

Year-to-date Fiscal 2015 Highlights

•	Underlying net sales increased 5%:

◦	Price/mix contributed three points to net sales growth and gross margin expanded 40bps

◦	Jack Daniel’s trademark grew underlying net sales 7% (+5% reported)

◦	Jack Daniel’s Tennessee Honey grew underlying net sales 32% (+39% reported)

◦	The company’s super and ultra-premium whiskey brands grew underlying net sales double-digits, including 33% growth from the Woodford Reserve family (+34% reported)

◦	El Jimador and Herradura grew underlying net sales 4% (+9% reported) and 19% (+20% reported), respectively

◦	Emerging markets grew underlying net sales 8% (+2% reported)

◦	Underlying growth trends in the United States accelerated to 5% (+6% reported)

•	Underlying operating income increased 6%

Year-to-date Fiscal 2015 Performance By Market
Underlying net sales grew 8% (+2% reported) in the emerging markets, powered by double-digit growth in Turkey, Brazil, Indonesia, Ukraine and sub-Saharan Africa. Mexico delivered modest growth while Poland remained under pressure following the January 2014 excise tax increase.

Underlying net sales in the United States grew 5% (+6% reported) in the first half, as second quarter takeaway trends for the company continued to accelerate and inventories began to re-balance. The Jack Daniel’s trademark delivered 5% growth in underlying sales (+7% reported) in the United States. The Casa Herradura family of brands also delivered strong double-digit growth in underlying net sales due to accelerating trends for el Jimador and Herradura.

Underlying net sales growth in developed markets outside of the United States improved significantly from the first quarter’s results, driving 4% growth in the first half (+1% reported). The United Kingdom delivered high-single digit growth while Germany’s first half sales declined due to continued variability in trade purchasing patterns. Underlying net sales in France grew double-digits, as did aggregate results for Belgium, the Netherlands and Switzerland. Australia’s underlying sales declined slightly in the first half while Japan’s results were flat against challenging prior year comparisons. Results in Italy and Spain declined as economic conditions remain challenging in these countries.

Global Travel Retail delivered high-single digit underlying net sales growth as premiumization trends continue to drive solid gains in price/mix.

Year-to-date Fiscal 2015 Performance By Brand
The company’s underlying net sales growth was led by the Jack Daniel’s trademark, up 7%. Jack Daniel’s Tennessee Honey grew underlying sales by 32%, powered by expansion into new locations and continued growth in established markets, including the United States.

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold, and Collingwood collectively grew underlying net sales by double-digits. Old Forester grew underlying net sales double-digits with particular strength in the on-premise, and Woodford Reserve’s family grew underlying net sales 33%.

Finlandia vodka’s family of brands experienced a 6% decline in underlying net sales due largely to continued weakness in Poland following the previously mentioned excise tax increase.

Herradura grew underlying net sales double-digits, with large gains in both the United States and Mexico. El Jimador grew double-digits in the United States, but volumes declined in Mexico following a recent price increase for the brand in a highly competitive environment.

Southern Comfort’s family of brands experienced a 4% decline in underlying net sales (-4% reported), driven by pressure from flavored whiskies as well as weakness in the on-premise.

Sonoma-Cutrer and Korbel both grew underlying net sales by high single digits in the first half of fiscal 2015.

Other P&L Items
Company-wide price/mix improvements contributed approximately three points of sales growth during the first half of the year. Better price/mix, combined with lower costs helped deliver gross margin expansion of 40bps. Year-to-date underlying A&P spend increased 5% (+4% reported) and underlying SG&A increased 10% (+10% reported) compared to the prior year period, reflecting the impact from the route-to-market changes made in France on January 1, 2014, as well as the timing of spend.

Financial Stewardship
On November 20, 2014, Brown-Forman declared a regular quarterly cash dividend of $0.315 per share on its Class A and Class B common stock, an 8.6% increase over the prior dividend, resulting an annualized cash dividend of $1.26 per share. The cash dividend is payable on December 30, 2014 to stockholders of record on December 4, 2014. Brown-Forman has paid regular quarterly cash dividends for 69 consecutive years and has increased the dividend for 31 consecutive years.

During the first half of fiscal 2015, the company repurchased a combined total of 2.2 million Class A and Class B shares for $203 million, at an average price of $91.20 per share. The company completed its prior $250 million share repurchase authorization and the board authorized a new $250 million share repurchase program on October 15, 2014.

Fiscal Year 2015 Outlook
The geopolitical environment remains fragile, particularly in Russia. Assuming no further deterioration in current global market conditions, the company is reaffirming its underlying growth outlook for fiscal 2015, including 6-8% growth in underlying net sales, and 9-11% growth in underlying operating income. After a favorable consumer and trade response to Jack Daniel’s Tennessee Fire in its limited test, the company is announcing the nation-wide roll-out of the brand in the United States during the fourth quarter of fiscal 2015.

The company also expects reported results to continue to be negatively impacted by the strong appreciation of the U.S. dollar compared to other currencies. After considering current spot rates versus the prior year rates, as well as the company’s hedge positions, the company anticipates a mid-single digit currency headwind on reported operating income growth for the full year. The company now expects diluted earnings per share of $3.15 to $3.35, which incorporates an anticipated negative impact from foreign exchange of approximately $0.15 per share compared to the first quarter outlook for a $0.06 per share negative impact from foreign exchange.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) this morning.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investor Relations.”   A digital audio recording of the conference call will be available on the website approximately two hours after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee Honey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve. Brown-Forman’s brands are supported by nearly 4,200 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying cost of sales, (c) underlying gross profit, (d) underlying advertising expenses, (e) underlying selling, general and administrative expenses and (f) underlying operating income. A reconciliation of each of these non-GAAP measures for the three-month and six-month periods ending October 31, 2014, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A in this press release.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates

•	Changes in laws, regulations or policies - especially those that affect the production, importation, marketing, sale or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from brown spirits, our premium products, or spirits generally, and our ability to anticipate and react to them; bar, restaurant, travel or other on-premise declines; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, input materials, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Our status as a family ”controlled company” under New York Stock Exchange rules

•	Business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2013 and 2014
(Dollars in millions, except per share amounts)

	2013	2014	Change

Net sales	$1,079	$1,135	5%
Excise taxes	246	258	5%
Cost of sales	257	268	4%
Gross profit	576	609	6%
Advertising expenses	111	123	11%
Selling, general, and administrative expenses	162	178	10%
Other expense (income), net	(8)	5
Operating income	311	303	(3%)
Interest expense, net	6	7
Income before income taxes	305	296	(3%)
Income taxes	99	88
Net income	$206	$208	1%

Earnings per share:
Basic	$0.97	$0.98	1%
Diluted	$0.96	$0.97	1%

Gross margin	53.4%	53.6%
Operating margin	28.8%	26.6%

Effective tax rate	32.4%	29.9%

Cash dividends paid per common share	$0.255	$0.290

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,587	212,087
Diluted	215,204	213,569

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2013 and 2014
(Dollars in millions, except per share amounts)

	2013	2014	Change

Net sales	$1,975	$2,056	4%
Excise taxes	455	474	4%
Cost of sales	467	478	3%
Gross profit	1,053	1,104	5%
Advertising expenses	214	223	4%
Selling, general, and administrative expenses	318	348	10%
Other expense (income), net	(7)	10
Operating income	528	523	(1%)
Interest expense, net	12	13
Income before income taxes	516	510	(1%)
Income taxes	167	152
Net income	$349	$358	2%

Earnings per share:
Basic	$1.63	$1.68	3%
Diluted	$1.62	$1.67	3%

Gross margin	53.3%	53.7%
Operating margin	26.7%	25.4%

Effective tax rate	32.4%	29.9%

Cash dividends paid per common share	$0.510	$0.580

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,634	212,674
Diluted	215,248	214,202

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2014	October 31, 2014
Assets:
Cash and cash equivalents	$437	$235
Accounts receivable, net	569	761
Inventories	882	971
Other current assets	289	332
Total current assets	2,177	2,299

Property, plant, and equipment, net	526	556
Goodwill	620	614
Other intangible assets	677	651
Other assets	103	123
Total assets	$4,103	$4,243

Liabilities:
Accounts payable and accrued expenses	$474	$535
Accrued income taxes	71	12
Short-term borrowings	8	124
Current portion of long-term debt	—	—
Other current liabilities	8	7
Total current liabilities	561	678

Long-term debt	997	998
Deferred income taxes	102	113
Accrued postretirement benefits	244	226
Other liabilities	167	153
Total liabilities	2,071	2,168

Stockholders’ equity	2,032	2,075

Total liabilities and stockholders’ equity	$4,103	$4,243

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2013 and 2014
(Dollars in millions)

	2013	2014

Cash provided by operating activities	$201	$70

Cash flows from investing activities:
Additions to property, plant, and equipment	(60)	(59)
Other	—	(4)
Cash used for investing activities	(60)	(63)

Cash flows from financing activities:
Net issuance of debt	2	117
Acquisition of treasury stock	(49)	(205)
Dividends paid	(109)	(124)
Other	3	11
Cash used for financing activities	(153)	(201)

Effect of exchange rate changes on cash and cash equivalents	—	(8)

Net decrease in cash and cash equivalents	(12)	(202)

Cash and cash equivalents, beginning of period	204	437

Cash and cash equivalents, end of period	$192	$235

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2014	October 31, 2014	April 30, 2014

Reported change in net sales	5%	4%	4%
Impact of foreign currencies	3%	1%	1%
Estimated net change in distributor inventories	(1)%	—%	1%

Underlying change in net sales	7%	5%	6%

Reported change in gross profit	6%	5%	6%
Impact of foreign currencies	3%	2%	1%
Estimated net change in distributor inventories	—%	—%	1%

Underlying change in gross profit	9%	7%	8%

Reported change in advertising	11%	4%	7%
Impact of foreign currencies	3%	1%	1%

Underlying change in advertising	14%	5%	8%

Reported change in SG&A	10%	10%	5%
Impact of foreign currencies	2%	—%	1%
Estimated net change in distributor inventories	—%	—%	—%

Underlying change in SG&A	12%	10%	6%

Reported change in operating income	(3)%	(1)%	8%
Impact of foreign currencies	10%	7%	—%
Estimated net change in distributor inventories	(2)%	—%	3%

Underlying change in operating income	5%	6%	11%

Note: Totals may differ due to rounding

Notes:
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which are non-GAAP measures that we believe assist in understanding both our performance from period to period on a consistent basis, and the trends of our business.
To calculate each of the measures reflected above, we adjust for (a) foreign currency exchange and (b) if applicable, estimated net changes in trade inventories. These adjustments are defined below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless clearly denoted otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in trade inventories.” This term refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows to understand better our underlying results and trends.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures as metrics of management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their most closely comparable GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Six Months Ended October 31, 2014

	% Change vs. FY2014
Brand	Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion [3]	Reported	Foreign Exchange	Estimated Net Change in Trade Inventories	Underlying
Jack Daniel’s Family	5%	5%	5%	1%	0%	7%
Jack Daniel’s Tennessee Whiskey	2%	2%	2%	1%	1%	4%
Jack Daniel’s Tennessee Honey	32%	32%	39%	(1)%	(6)%	32%
Other Jack Daniel’s Whiskey Brands[4]	18%	18%	23%	1%	(5)%	18%
Jack Daniel’s RTD/RTP[5]	5%	5%	2%	1%	0%	3%
Southern Comfort Family	(4)%	(3)%	(4)%	0%	0%	(4)%
Finlandia Family	(7)%	(7)%	(7)%	3%	(2)%	(6)%
el Jimador[6]	(1)%	(1)%	9%	1%	(6)%	4%
New Mix RTD[7]	13%	13%	9%	3%	0%	12%
Herradura	12%	12%	20%	2%	(3)%	19%
Woodford Reserve Family	30%	30%	34%	0%	(1)%	33%
Canadian Mist Family	(5)%	(5)%	(6)%	0%	0%	(6)%
Rest of Brand Portfolio (excl. Discontinued Brands)	2%	2%	2%	1%	2%	6%
Total Portfolio	4%	2%	4%	1%	0%	5%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentlemen Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye and Jack Daniel's 1907.
5 Refers to all ready-to-drink (RTD) and ready-to-pour (RTP) line extensions of Jack Daniel’s.
6 Includes el Jimador, el Jimador flavors, and el Jimador RTDs.
7 New Mix RTD brand produced with el Jimador tequila.